                                                                      Exhibit 12
                             CUMBERLAND FARMS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 000's OMITTED

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
                                             FISCAL YEARS ENDED SEPTEMBER 30,
                                 1997         1996         1995         1994           1993
                                 ----         ----         ----         ----           ----

Net Income (Loss) before       $10,031      $21,848      $32,604      ($11,352)      $ 7,695
    extraordinary gains
Fixed Charges                   26,237       26,262       27,792        30,202        28,645
                               -------      -------      -------      --------       -------
                               $36,268      $48,110      $60,396      $ 18,850       $36,340
                               =======      =======      =======      ========       =======


Fixed Charges

  Interest                     $22,823      $22,872      $25,071      $ 27,891       $25,947

  Interest re: Rentals           3,194        3,170        2,501         2,146         2,698

  Amortization of
    Deferred Debt Expense          220          220          220           165
                               -------      -------      -------      --------       -------
Total Fixed Charges            $26,237      $26,262      $27,792      $ 30,202       $28,645
                               =======      =======      =======      ========       =======

Ratio of Earnings to
  Fixed Charges               1.4 to 1     1.8 to 1     2.2 to 1      .62 to 1      1.3 to 1

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